Exhibit 10.23

REDEMPTION AGREEMENT

This Redemption Agreement, effective as of June 9, 2022 (this “Agreement”), is entered into by and between Richard Allan Anderson (“Executive”) and DarioHealth Corp. (“Dario”).

WHEREAS, pursuant to that certain Restricted Stock Award Agreements, dated as of January 19, 2021 and July 18, 2021, respectively (collectively, the “Restricted Stock Agreements”) issued pursuant to Dario’s 2020 Equity Incentive Plan, Dario granted to Executive 91,652 and 20,000 shares of restricted stock of Dario, respectively (collectively, the “Restricted Stock”), 33,885 of which have vested during the 2022 fiscal year.

WHEREAS, under the Restricted Stock Agreements, Executive agreed to pay to Dario, or make arrangements satisfactory to Dario’s Compensation Committee regarding the payment of, any federal, state, social security, Medicare and local taxes of any kind required by law to be withheld or paid with respect to the Restricted Stock (the “Withholding Tax Obligation”).

WHEREAS, as a result of the vesting of the  Restricted Stock, Executive recognized approximately $321,500 in compensation income for United States federal, state, social security, Medicare and local tax purposes, which income is subject to approximately $170,275 in Withholding Tax Obligation.

WHEREAS, the Executive and Dario desire that Dario redeem sufficient shares of Restricted Stock from Executive for an aggregate redemption price equal to the Withholding Tax Obligation in satisfaction of the same on the terms and conditions set forth herein, and Dario’s Compensation Committee has approved such arrangement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Redemption of Shares. Upon the terms and subject to the conditions of this Agreement, Dario hereby redeems from Executive 17,957 shares of Restricted Stock for an aggregate redemption price equal to the Withholding Tax Obligation. For avoidance of doubt, the redemption price shall be paid by Dario by deeming the Withholding Tax Obligation to be fully satisfied.

2.Representations and Warranties. Each of the parties hereby represents and warrants, severally as to himself or itself and not jointly, as follows:

(a)Executive has full power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Executive and constitutes the legal, valid and binding obligation of Executive, enforceable against him in accordance with its terms. Executive owns beneficially and of record the Restricted Stock and has good and valid title to the Restricted Stock, free and clear of all liens, encumbrances and adverse claims. The execution and delivery of this Agreement and each other agreement or instrument contemplated hereby by Executive, the performance by Executive of his obligations hereunder and the consummation by Executive of the transactions contemplated hereunder do not and will not (with or without notice or passage of time, or both), violate, conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, or give rise to a right of termination, acceleration, violation or loss of rights under, or result in the creation or imposition of any liens, encumbrances or other adverse claims upon, any of the Restricted Stock under (i) any contract, agreement, note, bond, debenture or other instrument to which Executive is a party or by which he is bound, or (ii) applicable law. Executive acknowledges that Dario has not made any representation or warranty regarding the value of the Restricted Stock. Executive (i) is a sophisticated individual familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of Dario to make an informed decision regarding the redemption of the Restricted Stock, (iii) has voluntarily agreed to the redemption of the Restricted Stock, and has had an opportunity to consult with his legal, tax and financial advisors concerning this Agreement and its subject matter and (iv) has independently and without reliance upon Dario, and based on such information and the advice of such advisors as Executive has deemed appropriate, made its own analysis and decision to enter into this Agreement.

(b)Dario has full power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered Dario and constitutes the legal, valid and binding obligation of Dario, enforceable against Dario in accordance with its terms.

3.Further Assurances.  Each party hereto, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party hereto in order to carry out the provisions and purposes of this Agreement.

4.Counterparts.  This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

6.Waiver.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

7.Severability.  The invalidity or unenforceability of any provisions of this Agreement pursuant to any applicable law shall not affect the validity of the remaining provisions hereof, but this Agreement shall be construed as if not containing the provision held invalid or unenforceable in the jurisdiction in which so held, and the remaining provisions of this Agreement shall remain in full force and effect.  If the Agreement may not be effectively construed as if not containing the provision held invalid or unenforceable, then the provision contained herein that is held invalid or unenforceable shall be reformed so that it meets such requirements as to make it valid or enforceable.

8.Governing Law.  This Agreement shall be governed by and construed in accordance with Section 18 of the 2020 Equity Incentive Plan.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By:	/s/ Richard Allan Anderson
Name:	Richard Allan Anderson

DARIOHEALTH CORP.

By:	/s/ Zvi Ben-David
Name:	Chief Financial Officer